  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2021

SWISHER HYGIENE INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction
of Incorporation)

001-35067	27-3819646
(Commission File Number)	(I.R.S. Employer Identification No.)

201 East Las Olas Boulevard Suite 1800 Fort Lauderdale, FL	33301
(Address of Principal Executive Offices)	(Zip Code)

(203) 682-8331
(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.
Other Events.

On August 6, 2021, the Court of Chancery of the State of Delaware (the “Delaware Court”) approved a settlement agreement dated August 3, 2021 (the “Settlement Agreement”), between Swisher Hygiene Inc., a Delaware corporation in dissolution (“Swisher” or the “Company”), and Honeycrest Holdings, Ltd. and its affiliates (collectively, “Honeycrest”). The Settlement Agreement settles all claims, demands and causes of action of any kind or nature whatsoever, whether known or unknown, that Honeycrest has made or could have made previously, now, or hereafter against the Company, its stockholders, or its affiliates, arising from a 1990 license agreement entered into between Honeycrest and two frozen desert licensors that were subsequently acquired as a subsidiary by Coolbrands International Inc., Swisher’s predecessor.

The Settlement Agreement resolves over 23 years of litigation represented by three New York cases, Honeycrest Holdings, Ltd. v. Integrated Brands, Inc., New York Supreme Court, Queens County (Index No. 5204/1998) (”Honeycrest I”); Honeycrest Holdings, Ltd. v. Swisher Hygiene Inc., et al., New York Supreme Court, Queens County (Index No. 29666/01, renumbered as an e-filed case under Index No. 705039/2020) (“Honeycrest II”); and Honeycrest Holdings, Ltd. v. Swisher Hygiene Inc., Integrated Brands, Inc., 7624026 Canada Inc., and John and Jane Does #1 through #99, New York Supreme Court, Queens County (Index No. 706482/2017) (“Honeycrest III”). The Settlement Agreement also terminates all appeals, including Honeycrest’s 2018 appeal of the dismissal of the Honeycrest III complaint, and Honeycrest’s 2021 appeal of the denial of Honeycrest’s motion to strike Swisher’s Answer and Counterclaim in Honeycrest II, both of which were pending at the time of the Settlement Agreement.

The Settlement Agreement includes a payment by Swisher to Honeycrest of $5.3 million, and removes the final obstacle to the Company’s dissolution and final liquidation.

As previously reported, in June 2020 the Delaware Court permitted the Company to make a $10 million interim distribution to the Company’s stockholders. At that time, however, the Delaware Court ordered the Company to establish a reserve (the “Reserve”) of $6.9 million for the Honeycrest claim. In March 2021, the Delaware Court denied the Company’s request for a second interim distribution to stockholders of $5 million. In May 2021, the Delaware Court denied the Company’s request to utilize a portion of the Reserve for defense costs associated with the Honeycrest claim. With this background, and given the 23-year history of the Honeycrest litigation extensively discussed in prior Company filings, we believe a resolution of this dispute by any means other than a settlement agreement was highly unlikely in the foreseeable future. Moreover, the cost of prolonged litigation and unrelated administrative, legal and accounting costs would have continued to deplete the Company’s remaining assets, threatening any further distribution to the Company’ stockholders. Accordingly, the Company, seeking to bring this matter to a close on the best available terms for its stockholders, entered into the Settlement Agreement.

The Company intends to make its final payment to vendors and creditors on or before August 31, 2021, after which the Company, with the approval of the Delaware Court, will make a final distribution to the Company’s stockholders. The amount and timing of this final distribution has not yet been finalized, but once approved by the Delaware Court, the Company will announce the timing and terms of the final distribution to stockholders through a public release, and the filing of a Form 8-k with the Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
99.1	Press Release, dated August 12, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWISHER HYGIENE INC.

Date: August 12, 2021	By:	/s/ Richard L. Handley
Richard L. Handley
Chairman, President and Secretary